Exhibit 6.3

Asset Purchase Agreement

(Sale of Substantially All Assets)

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into on the 8th day of June, 2018 (the “Effective Date”), by and among A.R. Bailey Homes, LLC, a Florida limited liability company (“Seller”), Legion Capital Corp. or its successor, assignee, or nominee, known herein as “Legion ARB, LLC” (“Buyer”), and Robert E. Smith and John T. Garver, II (collectively, the “Members”).

WHEREAS, Seller is engaged in the residential contracting business, consisting of primarily, but not exclusively, constructing stand-alone residences and townhome residences, as a licensed Certified General Contractor in the State of Florida (the “Business”);

WHEREAS, Buyer desires to purchase from Seller, substantially all of the assets of the Business on the terms and conditions set forth herein;

WHEREAS, Seller and Members desire to transfer those assets on for a purchase as outlined below, and for transfer to the Members of membership interests of Twenty-Four and One-Half Percent (24.5%) each in Legion ARB, LLC,

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

1. Purchase and Sale. On the Closing Date (as hereinafter defined), Seller shall sell, deliver, transfer, assign, and convey to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to all of the assets of Seller, of every kind, nature, and description and wherever situated, tangible and intangible that are owned by Seller and used in the Business on the Closing Date, except those listed on Exhibit A attached hereto (the “Excluded Assets”). Other than the Excluded Assets, said assets to be purchased and sold hereunder shall include, but shall not be limited to, inventories; machinery and equipment; Intellectual Property (as defined below); general intangibles; furniture and fixtures; office supplies and equipment; vehicles; prepaid expenses; contract and lease rights; open purchase orders from customers; deposits (other than deposits on the Leased Premises); claims by Seller related to the Business arising post-Closing; know-how; tradenames and trademarks; logos; operating data and records (including customer and supplier lists, credit information, and correspondence); accounting records and reports; all websites and e-mail and social media accounts related to the Business; and all of Seller’s rights to the name “A.R. Bailey Homes, LLC” and all derivations thereof (which assets are sometimes hereinafter referred to collectively as the “Operating Assets”). Operating Assets also include all electronic or digital versions thereof, and Buyer is granted exclusive and full access and control to Seller’s property, documents, and communications that exist in electronic or digital format, including, without limitation, access to the full content and history thereof, as well as the right to access the same as raw data, in a usable, readable format, or both. The Operating Assets are sometimes hereinafter referred to collectively as the “Assets.”

2. Assumption of Liabilities. As partial consideration for Seller’s sale of the Assets hereunder, on the Closing Date Buyer shall assume, pay, perform, and discharge (as and when they become due) the liabilities of Seller set forth on Exhibit B (hereinafter collectively referred to as the “Assumed Liabilities”).

Notwithstanding anything in this Agreement to the contrary, Buyer does not assume and will not become responsible for any liability of Seller, except the Assumed Liabilities which shall include providing the Members coverage under the Buyer’s, or an affiliate’s, health insurance plan to the same extent as other similarly situated personnel. Without limiting the generality of the foregoing, the following are included among the liabilities of Seller that Buyer does not expressly or impliedly assume or become responsible for:

A. Construction Liability. All liabilities with respect to products or services designed, manufactured, constructed, acquired for resale, sold, or leased by Seller to or from another party, prior to the Closing, without regard to (i) the basis or theory of the claim (negligence, strict tort, breach of express or implied warranty, fraud, failure to warn, test, inspect, or instruct, or otherwise); (ii) the nature of the damages sought (property, damage, economic loss, personal injury, wrongful death, punitive, or other); or (iii) whether the claim arose or is asserted before or after the Closing;

B. Warranty or Shortage. All liabilities of Seller to customers or third parties with respect to shortages or defects in construction product or services, or in related or associated furniture, fixtures, or equipment, delivered to customers or in transit to customers prior to the Closing, including, but not limited to, liabilities for warranty claims on work performed by Seller prior to the Closing;

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C. Services. All liabilities to customers or third parties with respect to services performed by Seller prior to the Closing;

D. Environmental. All liabilities arising out of or attributable to Seller’s or its predecessors release, generation, treatment, transport, recycling, or storage of any hazardous substance or arising out of or attributable to Seller’s or its predecessors’ arrangements for any of the foregoing;

E. Claims. All liabilities of Seller with respect to any pending, threatened, or un-asserted litigation, claims, demands, investigations, or proceedings with respect to construction or other services performed, or to goods, materials, fixtures, or equipment supplied, by Seller prior to the Closing;

F. Employees. Any liability for any present or former employees, agents, or independent contractors of Seller related to issues arising or events occurring prior to Closing, including, without limitation, any liabilities associated with any claims for wages or other benefits, severance, termination, or other payments; or

G. Breaches. Any liability the existence of which is a breach of any representation, warranty, or covenant of Seller or Member in this Agreement.

To preserve for Buyer the opportunity to maintain good relations with Seller’s creditors and preclude the assertion of claims for nonpayment against Buyer, Seller agrees to promptly pay or to otherwise satisfy and discharge promptly after they come due in accordance with their terms, all liabilities, except the Assumed Liabilities, owed to Seller’s vendors, creditors, or customers. Since the manner in which problems arising from work performed pre-Closing will impact the reputation of the Business post-Closing, Seller shall satisfy all warranty and construction liability claims on work performed by Seller in a prompt, complete, and workmanlike manner.

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3. Consents and Authorizations. To the extent that the assignment of any contract, lease, license, permit, approval, qualification, or the like to be assigned to Buyer pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same, if an attempted assignment would constitute a breach thereof. Seller shall be responsible, and Buyer shall cooperate where appropriate or necessary, to obtain any and all consents necessary to such assignments. If any such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement requested by Buyer that is designed to provide Buyer with the benefit, monetary or otherwise, of any such contract, lease, license, permit, approval, qualification, or the like, including enforcement of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party. Likewise, Seller and Members agree that, if any aspect of the transfer and smooth transition of the ownership and control of the Business or the Assets to Buyer requires the cooperation of the Seller, Members, or both, they will fully cooperate with all reasonable requests in effectuating that transfer and smooth transition.

4. Purchase Price.

A. Purchase Price. The purchase price for the Assets shall be Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) (the “Purchase Price”).

B. Manner of Payment of Purchase Price. Buyer shall pay the Purchase Price as follows:

i. One Million and 00/100 Dollars ($1,000,000.00) to Seller in cash or by wire transfer of readily available funds at Closing (the “First Payment”).

ii. Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) to be paid through the issuance at Closing of a purchase money note from Buyer to Seller in the amount of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) to Seller with interest accruing at the rate of 6% per annum (the “Second Payment”). All interest and principal shall be due and payable upon the first anniversary of the Closing Date.

iii. The Purchase Price will be reduced by the amount by which the accounts receivable and work in process existing as of the Closing Date, after deducting for all accounts payable and other debts and liabilities existing on the Closing Date (“Net Receivables”) are less than Three Million and 00/100 Dollars ($3,000,000.00)

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C. Membership interest in Legion ARB, LLC. In addition to payment of the Purchase Price, Buyer shall deliver to the Members membership interests of Twenty-Four and One-Half Percent (24.5%) each in Legion ARB, LLC.:

5. Closing. The closing (the “Closing”) of the transaction contemplated by this Agreement shall take place no later than June 30, 2018, or on such earlier or later date as Seller and Buyer may agree. The date of Closing, as determined in accordance with the foregoing, is referred to herein as the “Closing Date.” The Closing shall take place at the offices of Buyer, or at such other place as Seller and Buyer may agree, and it may be performed as a “mail away” closing. The documents to consummate the transaction shall be properly signed, witnessed, and notarized as appropriate, and they shall be placed in escrow for up to sixty (60) days, with Legion Title, LLC serving as escrow agent (“Escrow Agent”), pending funding of the transaction by Buyer. Buyer shall have ten (10) days after receipt of Seller’s written notice of default to cure any default in the timely and complete funding of the transaction; provided, however, if, during that ten (10) day cure period, Buyer deposits $500,000.00 toward the First Payment with Escrow Agent to hold in escrow, then Buyer shall have an additional thirty (30) day cure period to deposit the remainder of the First Payment with the Escrow Agent. Upon Buyer’s deposit of the full amount of the First Payment with the Escrow Agent, the closing documents and First Payment shall be distributed and disbursed in accordance with the terms of this Agreement. If for any reason Buyer is unable to deposit the full amount of the First Payment with the Escrow Agent before the end of all applicable cure periods, then the original documents shall be destroyed by the Escrow Agent, any funds deposited with the Escrow Agent shall be returned to Buyer, and this Agreement shall terminate.

6. INTENTIONALLY OMITTED.

7. Deliveries at Closing.

A. Deliveries by Buyer. At Closing on the Closing Date, Buyer shall deliver the following to Seller:

(i) the cash payment to Seller required under subparagraph 4, above;

(ii) Non-Competition Agreements (the “Non-Competition Agreements”) between Buyer on the one hand and each of Robert E. Smith, and John T. Garver, II in substantially the form attached hereto as Exhibit C, duly executed by Buyer;

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(iii) an assignment instrument, in a form satisfactory to counsel for Buyer and Seller, pursuant to which Buyer assumes the contracts that are part of the Operating Assets;

(iv) copies of (1) the Buyer’s operating agreement and (2) the resolutions adopted by Buyer’s members and managers approving Buyer’s execution of this Agreement and the consummation by Buyer of the transaction contemplated hereunder, the proper adoption and continuing force of which shall be certified as of the Closing Date by the members and managers of Buyer;

(v) a certificate from Buyer and its managers and members, dated as of the Closing Date, certifying that: (a) all of the representations and warranties of Buyer made hereunder are true and correct in all material respects as of the Closing Date; and (b) Buyer has fully performed and complied with all of its obligations and covenants hereunder;

(vi) a Certificate of Good Standing dated as of a date no earlier than thirty (30) days prior to the Closing Date;

(vii) a copy of the certificate of organization of Buyer certified as of a date no earlier than thirty (30) days prior to the Closing Date by the Secretary of State of its jurisdiction of organization;

(viii) certificates evidencing the Members’ membership interest in Legion ARB, LLC; and

(ix) such other documents relating to the transactions contemplated by this Agreement as Seller or its counsel may reasonably request.

B. Deliveries by Seller and/or Members. At Closing on the Closing Date, Seller and/or Members, as the case may be, shall deliver the following to Buyer:

(i) a bill of sale and/or assignment instrument, in a form satisfactory to counsel for Buyer and Seller, duly executed by Seller, transferring title to the Operating Assets from Seller to Buyer;

(ii) the Management Agreements duly executed by Members;

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(iii) the Non-Competition Agreements duly executed by Robert E. Smith, and John T. Garver, II;

(iv) a form of Certified Amendment to Seller’s Articles of Organization changing the name of Seller, to be filed promptly after Closing;

(v) copies of (1) the Seller’s operating agreement and (2) the resolutions adopted by Seller’s members and managers approving Seller’s execution of this Agreement and the consummation by Seller of the transaction contemplated hereunder, the proper adoption and continuing force of which shall be certified as of the Closing Date by the members and managers of Seller;

(vi) a certificate from Seller and its managers and members, dated as of the Closing Date, certifying that: (a) all of the representations and warranties of Seller and Members made hereunder are true and correct in all material respects as of the Closing Date; and (b) Seller has fully performed and complied with all of its obligations and covenants hereunder;

(vii) a Certificate of Good Standing dated as of a date no earlier than thirty (30) days prior to the Closing Date;

(viii) a copy of the certificate of organization of Seller certified as of a date no earlier than thirty (30) days prior to the Closing Date by the Secretary of State of its jurisdiction of organization;

(ix) copies of all keys to Seller’s vehicles, offices (if any), and other assets and facilities;

(x) a resolution from the Members and the managers of Seller consenting to Buyer’s use of the Business name in a form satisfactory to allow Buyer to change its entity name or to file a fictitious name with the Florida Secretary of State;

(xi) The agreement by Robert J. Smith and Amy J. Smith to sell the Smith Property, as that agreement is described and that term is defined 15.C., below; and

(x) such other documents relating to the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

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8. Representations and Warranties of Seller and Members. Seller and Members hereby jointly and severally represent and warrant to Buyer that the following representations and warranties are true and correct on the date of this Agreement and will be true and correct as of the Closing Date:

A. Organization. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida, and has the power and authority to carry on the Business as now conducted.

B. Authority. Seller has all necessary power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transaction contemplated hereunder do not and will not violate the terms or conditions of Seller’s Articles of Organization or operating agreement, any judicial or administrative order or process, any law applicable to the Seller or by which any property or asset of the Seller is bound or affected, or any agreement or instrument to which Seller is a party or by which it is bound. This Agreement and the consummation of the transactions contemplated herein have been duly and effectively authorized by all necessary corporate actions, including approval by Members and Seller’s managers. This Agreement, upon execution by Seller, is a valid and binding obligation of Seller, enforceable in accordance with its terms.

C. Financial Statements. The financial statements of Seller as of year-end December 31, 2016, as of year-end December 31, 2017, and all accounting records for 2018 (heretofore shown by Seller to Buyer), have been prepared based on information derived from the books and records of Seller and present or will present fairly the financial condition, results of operations, and changes in financial position of Seller at the dates and for the periods indicated, do not or will not contain any untrue statements or omit to state any material fact necessary to make the statement contained in this Paragraph or therein not misleading, and have been or will be prepared in conformity with Seller’s historical accounting practices, consistently applied. Seller’s Members’ representations to Buyer regarding Seller’s revenue and cash flow for calendar year 2017 (showing gross revenue of not less than $9,000,000.00 for the year, and showing earnings of not less than $1,500,000.00 for the year before deductions for interest, tax, depreciation and amortization (“EBITDA”) for the year and member or owner compensation for the year) are true, complete, and accurate. Seller and Members represent to Buyer that the Business’ projected revenue and cash flow for calendar year 2018 to date are true, complete, and accurate. In 2018, based on contracts completed and in process and upon historic expenses and expenses to date in 2018, Seller and Members project on an annualized basis the Business’ gross revenue in 2018 will be no less than $14,000,000.00, and earnings for 2018 will be no less than $2,500,000.00 before deductions for EBITDA for the year and member or owner compensation for the year.

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D. Title to Assets; Completeness of Transfer. Except for any liens and encumbrances relating to the Assumed Liabilities, which liens and encumbrances are set forth on Schedule 8(D), attached hereto, Seller has good, marketable, and valid title to the Assets, free and clear of any mortgage, security interest, lease, pledge, hypothecation, lien, or other encumbrance. The Assets constitute all the material properties of any nature with which Seller has conducted the Business during the fifteen (15) month period prior to the Closing Date, subject to sale of inventory, the expiration of the lease on the Leased Premises, and additions and deletions of other assets in the ordinary course of business.

E. Contracts. The ongoing construction contracts that Buyer is purchasing hereunder (the “Assumed Contracts”) are set forth on Schedule 8(E). The Assumed Contracts are legally valid and binding and are in full force and effect, and neither Seller nor any other party thereto is in material default thereof. None of the rights of Seller under the Assumed Contracts will be impaired in any material respect by the consummation of the transaction contemplated hereunder, and, except as set forth on Schedule 8(E), all of the rights of Seller thereunder will be enforceable by Buyer after Closing without the consent or agreement of any other party.

F. Compliance with Laws; Litigation. Seller’s operation of the Business has been in conformity with all applicable federal, state, and local laws, ordinances, and regulations, and Seller has received no notice of alleged noncompliance. There is no litigation pending or, to the best of Seller’s or Members’ knowledge, threatened (whether or not covered by insurance), nor any order, injunction, or decree outstanding nor to the best of Seller’s or Members’ knowledge, any proceeding, or governmental investigation existing or pending, against Seller, the Assets or the Business, nor to the best of Seller’s knowledge, is there any basis for any such litigation.

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G. Licenses and Rights. Seller possesses all franchises, licenses, easements, permits, and other authorizations (collectively, “Authorizations”) from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in its business as presently conducted in and at all locations and places where it is presently operating, and Seller has not received any notice that any governmental or regulatory authority is considering or intends to cancel, terminate, modify, or not renew such Authorizations. It is expressly understood and agreed that the Member John T. Garver, II shall, for no additional compensation, qualify the Buyer as a licensed certified general contractor under John T. Garver, II’s Certified General Contractor License No. CGC1511952. John T. Garver, II shall act as a qualifier or qualifying agent for Buyer as such position is defined in Florida Statutes Section 489, et seq., and he shall perform all duties and obligations ascribed to a qualifier or qualifying agent pursuant to Florida Statutes Section 489, et seq. Additionally, John T. Garver, II will promptly and diligently proceed with renewal of that license before its expiration on August 31, 2018, and before each subsequent expiration date thereafter, continually maintaining that license in good standing for the purpose of serving as a qualifier or qualifying agent for the Buyer until the Buyer, Seller, and John T. Garver, II agree upon a willing and able licensed Certified General Contractor to serve as a qualifier or qualifying agent for the Buyer.

H. Environmental. The Operating Assets, any other asset or property delivered by Seller to Buyer, and the property on which Seller is engaged in development or construction do not contain any environmental condition or environmental related condition that violates any applicable law, including, without limitation, “Hazardous Substances,” “Pollutants,” or “Contaminants” (as such terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), except that, if the applicable state or local law establishes a broader meaning, then the definition thereof shall be the broader meaning), except for inventories of such chemicals to be used, and wastes generated therefrom, in the ordinary course of the Business (which inventories and wastes, if any, will be, as of the Closing Date, stored or disposed of in accordance with applicable laws and regulations and in a manner such that there will be no release, nor any possibility of any release, of any such chemicals into the environment that could cause the occurrence of material clean up or other response costs under CERCLA or other laws or regulations). Seller has not received any notice from any governmental agency or private or public entity advising it that it is responsible, or potentially responsible, for response costs with respect to a release, a threatened release, or a clean-up of chemicals produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, including Hazardous Substances, Pollutants, or Contaminants. There is no suit, action, or other proceeding pending against Seller or affecting the Business or the Assets, and neither Seller nor Members know of any fact or circumstance that would constitute a basis for any such suit, action, or proceeding. Further, there are no underground storage tanks, oil and gas wells, or other underground facilities affecting the Business or performance of any of the Assumed Contracts.

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I. Absence of Changes. Since January 1, 2018, there has not been any material adverse change in the condition (financial or otherwise) of, or material damage, destruction, or loss affecting, the Business or the Assets. Since January 1, 2018, except for the matters set forth on Schedule 8.I., attached, which matters Seller has previously disclosed to Buyer, Seller has not:

(a) made any sale, issuance, or other disposition of any of its membership interests, notes, or other securities;

(b) entered into any transaction other than in the ordinary course of business and consistent with past practices, including, but not limited to, any transaction relating to the: (1) borrowing of any money; (2) purchase, lease (as lessor or lessee), sale, or encumbering of its assets or properties; (3) cancellation, termination, amendment, or waiver of any of the Assumed Contracts or any rights or claims arising thereunder; or (4) increased the rate of compensation and/or fringe benefits payable to or for the benefit of any officer, manager, employee, agent, or independent contractor of Seller;

(c) written up the book value of any of its assets; or

(d) become aware of any potential material loss of customers, suppliers, or volume or profitability of the Business.

J. Taxes; Contributions. All federal, state, local, and foreign tax returns required to be filed by Seller have been filed on a timely basis, all of which returns are correct and complete and all taxes due and payable on or before the date hereof by Seller have been paid. There are no claims pending against Seller for past-due taxes, and there are no threatened claims against Seller for past-due taxes (including, but not limited to, any claims based upon any theory of transferee liability), and there are not now any matters under discussion with federal, state, local, or foreign authorities relating to any additional taxes or assessments against Seller. All taxes and other assessments and levies that Seller is or has been required by law to withhold or to collect have been duly withheld and collected, and have been timely paid over to the proper governmental authorities or are properly held by Seller for such payment. All contributions and payments for workers’ compensation, unemployment compensation, and the like that Seller has been required by law to make or pay have been duly made or paid.

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K. Employee Benefit Plans. Except as set forth on Schedule 8(K), Seller has no written union contracts, employment contracts, consulting agreements, severance agreements, or any other binding agreements relating to the employment of any of its employees, or any pension, retirement, profit-sharing, incentive compensation, bonus, option, or other benefit plans. All reports and information with respect to all “employee benefit plans,” as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), required by law to be filed with the United States Department of Labor or the Internal Revenue Service by Seller, or to be distributed by Seller to plan participants or their beneficiaries, have been timely filed or distributed. All employee benefit plans of Seller have been administered in accordance with all applicable laws and the documents governing such plans; all reports and filings are complete and accurate in all material respects; and all actuarial reports with respect to such plans, if any, are complete and accurate in all material respects. Seller maintains or has maintained no “employee pension plan” as defined in Section 3(2) of ERISA other than a Paychex multiple employer 401(k) plan (the “401(k) Plan”), a copy of which is attached hereto as Exhibit D. The 401(k) Plan has been determined by the Internal Revenue Service to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code. The 401(k) Plan has been maintained in all respects in accordance with ERISA. Full payment has been (or prior to the Closing Date will be) made of all amounts which are required or expected under the terms of the 401(k) Plan to have been paid for the period ending at the Closing Date. Seller has not approved any contribution to be made to the 401(k) Plan after the pay period immediately preceding the Closing Date. All the expenses of the 401(k) Plan have been properly accounted for in accordance with the terms of the 401(k) Plan. At the Closing Date, no transaction shall have occurred in connection with which Seller could be subject to a civil penalty pursuant to Section 502(i) of ERISA or which would constitute a prohibited transaction or a “reportable event” under ERISA or be subject to a tax imposed under Section 4975 of the Code. True and complete copies of the any plan summaries, announcements, or booklets provided to Seller’s employees, determination letters issued by the Internal Revenue Service with respect to the qualification of the 401(k) Plan, annual or actuarial reports, and Forms 5500 and other filings made by or on behalf of the 401(k) Plan, have been provided to Buyer. Seller neither contributes to, nor is under any obligation to contribute to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

L. Contracts and Agreements. Except as is set forth on Schedule 8(L), Seller is not a party to any contracts or agreements which are not cancelable upon not more than ten (10) days’ notice (whether written or oral) with total aggregate annual obligations in excess of $20,000.00.

M. Union Activity. Since Seller’s formation there has not been any union activity, attempted union organization, or the threat thereof with respect to Seller or the Business, and there has not occurred since Seller’s formation years any material work stoppage or strike or any significant labor troubles at the facilities of Seller.

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N. Overtime, Back Wages, Vacation, and Minimum Wages. Except as set forth on Schedule 8(N), no present or former employee of Seller has any valid and enforceable claim (whether under federal or state law) under any employment agreement, or otherwise, on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve (12) months; or (iv) any violation of any statute, ordinance, or regulation relating to minimum wages or maximum hours of work.

O. Discrimination, Occupational Safety, and Other Statutes and Regulations. No persons or parties (including, but not limited to, governmental agencies of any kind) have asserted any claim, or, to the best of Seller’s and Members’ knowledge, have any basis for any valid and enforceable action or proceeding against Seller arising out of any breach or violation by Seller of any statute, ordinance, or regulation relating to discrimination in employment or employment practices of occupational safety and health standards (including, without limitation, The Occupational Safety and Health Act, The Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, or the Americans With Disabilities Act of 1990, as amended).

P. Workers’ Compensation. Set forth in Schedule 8(P) hereto is a description of the history of the experience of Seller during the past five years with respect to all workers’ compensation claims.

Q. Patents, Tradenames, and Trademarks. The term “Intellectual Property” includes all patents and patent applications, trade names, trademarks, copyrights, and trade secrets, and any registrations (issued or pending) for any of the foregoing. Schedule 8(Q) contains a complete and accurate list of all of the Intellectual Property owned by Seller, together with all licenses, franchises, licensing agreements (whether as licensor or licensee), and other agreements with respect to such Intellectual Property. None of the past or present employees, officers, managers, or members of Seller has any rights in any Intellectual Property that is currently used by Seller or the Business. Seller has not granted any outstanding license or other rights to Intellectual Property owned by or licensed to it, and is not liable, and has not made any contract or arrangement whereby it may become liable, to any person for any royalty or other compensation for the use of any Intellectual Property. The business of Seller does not infringe any Intellectual Property rights of others. Seller has the unrestricted right to use all of the names, slogans, trade names, and trademarks it employs in connection with the Business.

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R. Equity Investments. Except for less than a five percent (5%) ownership interest in any publicly traded company, Seller does not own beneficially or of record, directly or indirectly: (i) any shares of capital stock or securities convertible into capital stock of any other corporation; or (ii) any participating interest in any partnership, joint venture, or other business enterprise; and none of the Members own, directly or indirectly, any equity interest in any entity that competes with the Business other than Newco, LLC.

S. Insurance Policies. Schedule 8(S) hereto contains a complete and accurate list of each insurance policy currently providing coverage for the Assets or the Business. Complete and accurate copies of such policies will be delivered to Buyer promptly following Buyer’s request.

T. Finders’ Fee. Seller has not dealt with any broker, agent, or finder or incurred any liability for brokerage fees, finders’ fees, agents’ commissions, or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

U. Business Relations. Seller has not received any oral or written notification, and is not otherwise aware of any circumstances, that would cause it to believe that the Business’ business relationship with any customer, sales representative, employee, dealer, or supplier would be adversely affected by the transaction contemplated hereunder.

V. Disclosure. No representation or warranty made by Seller and Members in this Agreement contains any untrue statement of material fact or omits to state a material fact required to make the statements made herein not misleading.

9. Covenants of Seller. Seller hereby covenants with Buyer as follows:

A. Access to Information From the date hereof until Closing, Seller shall provide Buyer and Buyer’s representatives (including legal counsel, accountants, and lenders) with full access during normal business hours, upon reasonable request, to all of Seller’s books and records (financial or otherwise), contracts, customers, bank accounts, employees, service providers, and construction sites subject to the Assumed Contracts; provided that Buyer will not contact or discuss the transactions contemplated in this Agreement with any employee of Seller or any other service provider of Seller or with any customer, supplier, or other vendor without Seller’s prior written consent, which consent shall not be unreasonably delayed, conditioned, or denied.

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B. Conduct of the Business Until Closing. From the date hereof until Closing, except for actions taken with the prior written consent of Buyer, Seller shall conduct the Business in the ordinary course, and will use its best efforts to keep its business organization intact, to keep available the services of its present employees, and to preserve the goodwill of its customers, suppliers, and others having business relations with it. Seller will not take any action, or fail to take any action, that materially or adversely affects the ongoing operation of the Business.

C. Maintenance of the Assets. From the date hereof until Closing, Seller shall maintain the Assets in customary repair, order, and condition, reasonable wear and tear excepted.

D. Creation of Liabilities, Obligations, or Liens. From the date hereof until Closing, Seller shall not (i) create, incur, assume, guarantee, or otherwise become liable with respect to any indebtedness for any reason whatsoever, except in the ordinary course of business, or (ii) incur or suffer the incurrence of any lien or other encumbrance on any Asset.

E. Notification of Buyer. From the date hereof until Closing, Seller shall promptly notify Buyer, in writing, upon becoming aware of any threatened lawsuit, claim, or any adverse change, or any projected or threatened adverse change in its financial position, the Assets, or the Business.

F. Insurance. Through the Closing Date, Seller shall maintain insurance coverage on the Assets and the Business of the same types and in the same amounts as were in force on December 31, 2017.

G. Further Assurances. Seller shall execute and deliver to Buyer any and all documents, instruments, and agreements reasonably requested by the Buyer in addition to those expressly provided for herein that may be necessary or appropriate to effectuate the provisions of this Agreement and the other documents to be delivered in connection herewith, whether on or after the Closing Date.

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10. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following representations and warranties are true and correct on the date of this Agreement and will be true and correct as of the Closing Date:

A. Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida, and has the power and authority to carry on the Business as now conducted, is duly qualified to conduct business, and is in good standing in each jurisdiction in which such qualification is necessary under the applicable laws of such jurisdiction.

B. Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transaction contemplated hereunder do not and will not violate the terms or conditions of Buyer’s Articles of Organization or operating agreement, any judicial or administrative order or process, or any agreement or instrument to which Buyer is a party or by which it is bound. This Agreement and the consummation of the transactions contemplated herein have been duly and effectively authorized by all necessary actions, including approval by the Buyer’s members and managers. This Agreement, upon execution by Buyer, is a valid and binding obligation of Buyer, enforceable in accordance with its terms.

C. Finders’ Fee. Buyer has not dealt with any broker or finder or incurred any liability for brokerage fees, finders’ fees, agents’ commissions, or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

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11. Covenants of Buyer. Buyer hereby covenants with Seller that all non-public information concerning Seller and the business obtained from Seller in connection with negotiation of the transactions contemplated hereby (whether or not such information was obtained prior to the date of this Agreement (the “Evaluation Material”) shall be kept confidential by Buyer. Buyer agrees that, prior to the Closing, the Evaluation Material shall be used solely for the purpose of making an investigation or analysis of the business, assets, liabilities, properties, and affairs of Seller, and it shall not be used by it to affect adversely or compete with the business of Seller. Buyer shall use its best efforts to cause the Evaluation Material to be kept confidential by its agents and representatives. In connection with its use of the Evaluation Material, Buyer agrees, prior to the Closing, to disclose the Evaluation Material only to its lenders, accountants, attorneys, and agents who need to have the information in connection with the investigation or analysis to be made of Seller in connection with the Agreement, and that such persons shall be instructed that such Evaluation Material is confidential and that they must not disclose such information to any other unauthorized person. Buyer agrees that in the event the transactions contemplated by this Agreement are not consummated, (i) it shall return all Evaluation Material furnished to it and any copies of extracts therefrom, promptly upon the request of Seller; and (ii) it will use its best efforts to keep confidential any analyses, compilations, studies, or other documents which contain the Evaluation Material. The obligations of Buyer under this Paragraph 11 shall terminate as of the Closing.

12. Noncompetition Agreement. In connection with the sale to Buyer of all or substantially all the Assets of Seller, which sale benefits Members directly, Seller and Members acknowledge that (a) following Closing, Buyer shall have legitimate business interests, as that term is defined in Chapter 542, Florida Statutes, (b) that the restraints on trade set forth below and in the Non-Competition Agreements are reasonably necessary to protect those legitimate business interests, (c) that the rights of the Buyer and the restraints on Seller, Robert E. Smith, and John T. Garver, II set forth below and in the Non-Competition Agreements are acknowledged to be reasonable and enforceable, and (d) that the rights of the Buyer shall be enforceable by Buyer and by Buyer’s assignees and successors, but only if Buyer has an ownership interest in or has an element of control over the management or operation of the business by the assignees or successors. Seller and Members shall not, either directly or indirectly, carry on or engage in any business that is similar or complementary to the Business, within an area (the “Area”) consisting of the State of Florida during any time when any one or more of the Members has a direct or indirect ownership interest in Buyer, or is employed by or serves as an independent contractor or consultant to Buyer, or for a period which is the later of five (5) years after the Closing or five (5) years after the last of any Member to do so terminates his or her relationship with Buyer as an owner, officer, agent, employee, independent contractor, or consultant, but only so long as Buyer or Buyer’s assignees or successors carry on the business in the Area or any part of it. Buyer acknowledges the Members are owners in and service providers for SDC of Florida, LLC (“SDC”), which conducts business complementary to the Business. If the members, seller, and all other members, shareholders, partners, or owners of SDC, simultaneously with the Closing hereof in escrow, effect the sale and transfer of the assets of SDC upon the terms set out in the asset purchase agreement dated April 27, 2018, between SDC, as seller, Newco, LLC, as buyer, and Robert E. Smith and Amy J. Smith, as members (the “SDC Closing”) on the terms set out in that asset purchase agreement, then Buyer agrees that Members and Seller will not be in breach of this Paragraph 12 as a result of their continued ownership in SDC or in Newco, LLC.

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On the breach or any threatened breach of this Paragraph, Buyer shall be entitled, in addition to any other remedies Buyer may have, to equitable relief without proof of any actual damages that have or may be caused to Buyer by the breach.

13. Survival. The representations, indemnities, and warranties of Buyer, Seller, and Members contained in this Agreement or in any certificate or document delivered in connection herewith shall survive the execution of this Agreement, the Closing, and any investigation made by Buyer for a period of one year following the date of filing of the last to file of Buyer, Seller, and Members of the last to be filed of the income, sales, and employment tax returns or reports for the year of completion of the last completed Commenced Residential Project or other construction project of those projects for which Buyer or Seller is under contract at the time of Closing.

14. Indemnification.

A. Indemnification of Buyer. Subject to the limitations set forth below, Seller and Members, jointly and severally, shall indemnify and hold harmless, Buyer against any Buyer’s Damages (as hereinafter defined). “Buyer’s Damages”, as used herein, shall include any claims, actions, demands, losses (which shall include any diminution in value), costs, expenses, liabilities, penalties, and damages, including reasonable counsel fees incurred in attempting to avoid the same or oppose the imposition thereof, resulting to Buyer from: (i) any inaccurate representation made by Seller or Members in this Agreement or in any certificate or document delivered in connection herewith; (ii) the breach of any warranty made by Seller or Members in this Agreement or in any certificate or document delivered in connection herewith; (iii) a breach or default in the performance by Seller of any of the covenants to be performed by it hereunder; (iv) any debts, liabilities, or obligations of Seller, whether accrued, absolute, contingent, or otherwise, due or to become due, other than Assumed Liabilities; (v) the nonperformance or defective performance prior to the Closing Date by Seller under any of the Assumed Contracts to the extent such nonperformance is not cured by Seller within the permitted cure period in the Assumed Contract; (vi) the imposition of any and all federal, state, or local taxes arising out of, resulting from, or relating to Seller’s sale of the Assets hereunder or operation of the Business prior to the Closing Date; or (vii) claims relating to Seller’s or its predecessors’ pre-Closing release, generation, treatment, transport, recycling, or storage of any hazardous substance or arising out of or attributable to Seller’s or its predecessors’ arrangements for any of the foregoing. The amount of the Buyer’s Damages shall be reduced by the amount of insurance proceeds received by Buyer.

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B. Indemnification of Seller. Buyer shall indemnify Seller and hold Seller harmless, at all times from and after the Closing Date, against any Seller’s Damages (as hereinafter defined). “Seller’s Damages”, as used herein, shall include any claims, actions, demands, losses (which shall include diminution in value), costs, expenses, liabilities, penalties, and damages, including reasonable counsel fees incurred in attempting to avoid the same or oppose the imposition thereof, resulting to Seller and/or Members from: (i) any inaccurate representation made by Buyer in this Agreement or in any certificate or document delivered in connection herewith; (ii) the breach of any warranty made by Buyer in this Agreement or in any certificate or document delivered in connection herewith; (iii) a breach or default in the performance by Buyer of any of the covenants to be performed by it hereunder; (iv) the Assumed Liabilities; or (v) the nonperformance or defective performance after the Closing Date by Buyer under any of the Assumed Contracts to the extent such nonperformance is not cured by Buyer within the permitted cure period in the Assumed Contract. The amount of the Seller’s Damages shall be reduced by the amount of insurance proceeds received by Seller.

C. Notice; Right to Defend. Each of the parties agrees to promptly notify the other parties in writing of the amount and nature of any claim a party may have for indemnification under this Agreement. In the event of the assertion by any third party of any liability or claim with respect to which a party (the “Indemnitee”) is entitled to indemnification hereunder, the other party or parties (the “Indemnitor”) shall have the right to compromise or defend any such asserted liability; provided, however that the Indemnitor shall indemnify the Indemnitee against any Seller’s Damages or Buyer’s Damages, as the case may be, resulting from the Indemnitor’s failure to pay any such liability as may finally be determined. Upon payment of indemnification by the Indemnitor, the Indemnitee shall assign to the Indemnitor all of the Indemnitee’s rights against any applicable account debtor or other responsible party to the extent of the indemnification payment.

D. Right of Offset. The parties hereto agree that, upon the occurrence of an event that gives rise to Buyer’s right to indemnification hereunder, Buyer shall, in addition to any other rights Buyer may have against Seller and Members, have the right to offset any amount with respect to which it is entitled to be indemnified by Seller and Members against any amount due or that may become due.

15. Conditions of Closing.

A. Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(i) All representations and warranties of Seller and Members contained herein shall be true at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such time;

(ii) Seller shall have performed and complied with all obligations and covenants required by this Agreement to have been performed or complied with by it prior to or on the Closing Date;

(iii) Buyer has completed its full due diligence in regards to Seller’s business;

(iv) Seller shall have secured consents of all third parties necessary for Seller to execute, deliver, and perform this Agreement, including, but not limited to, consents or approvals of all third parties having material business relationships with Seller, if consent to the transaction contemplated hereunder is or may be required in order to prevent a material adverse change in such business relationship or to consummate the transactions contemplated by this Agreement; and,

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(v) Members, Seller, and all other members, shareholders, partners, or owners of the complementary or competing construction businesses owned or served by the Members, as described in Paragraph 12, above, (a) simultaneously with the Closing hereof in escrow, execute a binding term sheet for the sale of those businesses to Buyer on terms acceptable to all parties thereto, and (b) simultaneously with the funding of the Closing hereof, execute a binding asset purchase agreement for the sale of those businesses to Buyer on terms acceptable to all parties thereto.

B. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(i) all representations and warranties of Buyer contained herein shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such time;

(ii) Buyer shall have performed and complied with all obligations and covenants required by this Agreement to have been performed or complied with by it prior to or on the Closing Date,

(iii) Buyer shall provide employment to John T. Garver, II at the rate of $16,000.00 per month for so long as John T. Garver, II remains an employee of the Business in accordance with the staffing needs and employment policies and practices of the Business, provided, however, any wages paid to John T. Garver, II shall be offset against his capital account and his share of distributions to members of Buyer, or both, to be offset in the year those wages are paid. If the wages paid him exceed his capital account and share of distributions in the year the wages are paid, the offset will extend into so many future years as are necessary to fully offset the wages paid him.

In the event that any of the foregoing conditions are not satisfied (or waived by the party or parties whose obligations are conditioned upon such satisfaction), this Agreement shall be void, and none of Buyer, Seller, or Members shall have any further rights or obligations to one another hereunder.

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C. Conditions Regarding SDC of Florida Closing.

(i) It is agreed and understood between Seller and Buyer that the Closing of this transaction is a required element of the SDC Closing, and the funding by Buyer for the SDC Closing will occur only upon the Closing of the transaction set forth herein.

(ii) Additionally, at Closing, Robert J. Smith and Amy J. Smith shall enter into an agreement to sell or to cause to be sold to Buyer all of the Florida real property owned by either or both of them, by the trustee of any trust created by or for the benefit of either or both of them or their families, by members of their family, or by any entity owned, managed, or controlled, in whole or in part, by Robert E. Smith or Amy J. Smith or their family (said parcels of real property being referred to individually and collectively as the “Smith Property”). The sale of each parcel of the Smith Property will take place following not less than thirty (30) days’ notice from Buyer to Robert E. Smith and Amy J. Smith as to the parcel of Smith Property on which the Buyer wishes to close. It is the intention that the Buyer will purchase the parcels of Smith Property in separate closings at separate times as needed, and not at one time. The sales price for the Smith Property will be the transferor’s tax basis therein, less any increase in basis accruing after the Closing of this transaction, plus such additional consideration, if any, as shall be mutually determined by Robert E. Smith, Amy J. Smith, and Buyer. Excluded from the Smith Property shall be no more than 2 lots, in total, set aside for homes for the family of Robert E. Smith and Amy J. Smith, as well as a 5 acre parcel set aside for development by Robert E. Smith and Amy J. Smith, which lots and parcel will be specifically identified at Closing by mutual agreement of the parties.

16. Allocation of Purchase Price and Assumed Liabilities. The Purchase Price and Assumed Liabilities shall be allocated to the tangible Assets based upon their respective net book values as of the Closing Date, $10,000 of the Purchase Price shall be allocated to the non-compete commitments of the Members, and the balance shall be allocated to goodwill. The parties agree to cooperate and not take inconsistent positions regarding the completion of any and all informational returns required by Section 1060 of the Code to be filed with respect to such allocation.

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17. Change of Name. Seller shall, promptly after the Closing date and effective as of the Closing date, make necessary filings to change its company name to a name which does not include any variation of “A.R. Bailey Homes, LLC”. Seller shall execute and deliver to Buyer at Closing any and all consents or other documents necessary to enable Buyer to use the name “A.R. Bailey Homes, LLC”. If, following the Closing Date, Seller will incur liabilities to creditors with whom Seller conducted business prior to the Closing Date (for example, utility companies and credit card companies), Seller shall promptly after the Closing Date inform such creditors of its name change and of a mailing address, other than an address of the Business, to which invoices should be sent and shall promptly pay such creditors all amounts properly due.

18. Publicity. Unless advised by legal counsel that disclosure is necessary under applicable law, none of the parties shall, or shall permit any of its respective owners, managers, officers, employees, agents, or affiliates to issue, any press release or other public announcement to the press, or make any unnecessary disclosure with respect to this Agreement or the transactions contemplated hereby until the transaction shall be closed. After Closing, Buyer or any parent, subsidiary, or other related entity shall have the right to use, in printed, oral, electronic, and digital formats, materials, and presentations, for the promotion, development, and solicitation of business, the name, tradename, trademark, and visual and audio likenesses of Seller (including historical images including the Members and personnel of Seller).

19. No Solicitation; Termination. Unless this Agreement shall be terminated, neither Seller nor Members shall solicit or accept from any other person or entity any offer or expression of interest in or with respect to an acquisition, combination or similar transaction involving the Business or substantially all of Seller’s assets or stock. Any party may terminate this Agreement if the Closing does not take place within one hundred (100) days after the Effective Date, unless extended by mutual consent of the parties. On termination of this Agreement, this Agreement shall be void, and none of Buyer, Seller, or Members shall have any further rights or obligations to one another hereunder.

20. Damage of Assets. Should all or any of the tangible Assets be substantially damaged or destroyed prior to the Closing, then Buyer may, at Buyer’s option, (i) elect to continue this Agreement in full force and effect, in which case Seller shall forthwith assign to Buyer all rights of Seller to the insurance recovery due by reason of said damage and the purchase price shall be reduced by the difference between the insurance proceeds paid and the cost to repair the Assets to their condition immediately prior to such damage or destruction; or (ii) elect to rescind and void this Agreement, and thereupon there shall be returned to Buyer all money, papers, or documents deposited by Buyer, and there shall be returned to Seller all papers or documents deposited by Seller. After the Closing, the risk of loss on the Assets and the Business shall be and is assumed by Buyer.

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21. Expenses. Except as otherwise explicitly set forth herein, each party shall pay her, his, or its own costs and expenses, including attorney’s fees, incurred in connection with this Agreement and the transactions described herein.

22. Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

23. Amendment and Waiver. This Agreement may not be amended, modified, or supplemented in any manner, and no provision of this Agreement may be waived, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth in this Agreement.

24. Notices. All notices, requests, or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by a party or by a party’s attorney via (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, or (c) personal delivery with receipt acknowledged in writing, as follows:

If to Seller, Amy J. Smith, and/or the Members, to:

A.R. Bailey Homes, LLC

1950 E. Irlo Bronson Mem. Hwy., Suite 200

Kissimmee, Florida 34744

Robert E. Smith

1950 E. Irlo Bronson Mem. Hwy., Suite 200

Kissimmee, Florida 34744

John T. Garver, II

1950 E. Irlo Bronson Mem. Hwy., Suite 200

Kissimmee, Florida 34744

Amy J. Smith

1950 E. Irlo Bronson Mem. Hwy., Suite 200

Kissimmee, Florida 34744

ANY TIME A NOTICE IS PROVIDED TO SELLER, AMY J. SMITH, OR THE MEMBERS, A COPY SHALL BE PROVIDED TO ALL OF THE OTHERS THEREOF.

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With a copy, which shall not constitute notice, to:

Broad and Cassel LLP

390 North Orange Avenue, Suite 1400

Orlando, Florida 32801

Attention: Peter A. Schoemann, P.A.

If to Buyer, to:

Legion ARB, LLC

301 East Pine Street, Suite 850

Orlando, Florida 32801

With a copy, which shall not constitute notice, to:

Kenneth R. Uncapher

Uncapher Law, P.A.

2869 Delaney Avenue

Orlando, Florida 32806

All notices shall be deemed given when actually received or refused by the party to whom the same is directed or the date the national prepaid overnight delivery service or independent third party courier confirms the notice is not deliverable to the address provided by the intended recipient. Each party may designate a change of address or supplemental addressee(s) by notice to the other parties, given at least ten (10) business days before such change of address is to become effective.

25. Seller’s and Member’s Access to Records. Buyer agrees that, upon reasonable notice and during regular business hours, on and after the Closing Date, Seller and Members shall be provided with access to the business, accounting, and tax records and reports being purchased and sold hereunder, and Seller and Members shall have the right to copy such records and reports for any lawful purpose in connection with carrying out the intent of this Agreement and the transactions contemplated herein.

26. Choice of Law. It is the intention of the parties that the laws of the State of Florida shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereunder.

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27. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for the recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns shall be brought in the courts of the State of Florida, County of Orange, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement. The parties agree any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement among the parties irrevocably to waive any objections to venue or to the convenience of forum. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

28. Plain Meaning. Each party hereto, together with his, her, or its respective legal counsel, has reviewed this Agreement and negotiated the terms hereof, and agrees that each provision hereof is to be given its plain meaning. Each party agrees that if any issue arises as to the meaning or construction of any word, phrase, or provision hereof, that no party shall be entitled to the benefit of the principles of the construction and interpretation of contracts of written instruments that provide that any ambiguity is to be construed in favor of the party who did not draft the disputed word, phrase, or provision.

29. Binding Effect. All the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Seller, Members, and Buyer and their respective heirs, beneficiaries, representatives, executors, successors, and assigns.

30. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as “PDF” files) of signatures shall be deemed original signatures and shall be fully binding on the parties to the same extent as original signatures.

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31. Waiver of Jury Trial. IT IS MUTUALLY AGREED BY AND BETWEEN SELLER, MEMBERS, AND BUYER THAT THE RESPECTIVE PARTIES HERETO SHALL AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ONE OR ALL OF THE OTHERS ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THIS WAIVER AND HAS BEEN ADVISED BY COUNSEL AS NECESSARY OR APPROPRIATE. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY BY THE PARTIES HERETO.

32. Attorney’s Fees and Costs. In the event of a dispute arising under this Agreement, whether or not a lawsuit or other proceeding is filed, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs, as well as in determining or quantifying the amount of recoverable attorneys’ fees and costs. The reasonable costs to which the prevailing party is entitled shall include costs that are taxable under any applicable statute, rule, or guideline, as well as non-taxable costs, including, but not limited to, costs of investigation, copying costs, electronic discovery costs, telephone charges, mailing and delivery charges, information technology support charges, consultant and expert witness fees, travel expenses, court reporter fees, and mediator fees, regardless of whether such costs are otherwise taxable.

33. Calculation of Time. If the time for performance of any of the terms, conditions and provisions hereof shall fall on a Saturday, Sunday or bank holiday, then the time of such performance shall be extended to the next business day thereafter.

35. Remedies; Non-Waiver of Remedies. The parties hereto shall be entitled to all the rights and remedies available to them at law and in equity. No waiver or forbearance as to any remedy or breach will excuse any other breach. All remedies are cumulative.

36. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in whole or as applied, the remainder of this Agreement shall be enforceable.

37. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

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38. Entire Agreement. This Agreement sets forth the entire agreement between the parties.

39. Time Is of The Essence. The timeframes and deadlines herein were negotiated as important to the interests of the parties. Accordingly, time is of the essence of this agreement.

40. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees, if any, but not including income or capital gains tax, if any (which shall be paid in full by the Seller), incurred in connection with the transfer of assets from Seller to Buyer pursuant to this Agreement and the documents to be delivered hereunder shall be borne and paid by one-half by each of Seller and Buyer, except that penalties and interest, if any, shall be paid by the party whose actions resulted in the award of penalties or accrual of interest. Additionally, this provision applies only to taxes and fees incurred at the Closing because of the Closing, and it does not apply to any taxes or fees incurred or accruing prior to Closing, which shall be paid in a timely fashion by Seller. Seller shall, at its own expense, timely file any tax return or other document with respect to such pre-Closing taxes or fees (and Buyer shall cooperate with respect thereto as necessary). Other than Seller’s and the Members’ income, capital gains, and other taxes related to the sale, any returns or other documents pertaining to taxes or fees incurred at Closing shall be filed by Buyer (and Seller and Members shall cooperate with respect thereto as necessary).

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the day and year first written above.

SELLER

A.R. Bailey Homes, LLC,
a Florida limited liability company

By:	/s/ Robert E. Smith
Name:	Robert E. Smith
Title:	Manager

AND

By:	/s/ John T. Garver, II
Name:	John T. Garver, II
Title:	Manager

MEMBERS

/s/ Robert E. Smith
Robert E. Smith

AND

/s/ Amy J. Smith
Amy J. Smith

BUYER

Legion ARB, LLC,
a Florida limited liability company

By:	/s/ Paul Carrazzone
Name:	Paul Carrazone
Title:	Manager

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